Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE August 2, 2016

Northwest Pipe Company Reports Second Quarter Results and Announces Conference Call

Highlights:

●	Water Transmission sales improved to $39.8 million, or 35.5% over the previous quarter and up 3.5% from second quarter 2015
●	Water Transmission gross loss was $1.3 million, an improvement over the loss of $5.7 million in the first quarter of 2016 and down from a profit of $1.3 million in the second quarter of 2015
●	Net loss per diluted share improved to ($0.65), up from a loss of ($1.00) in the first quarter of 2016 and a loss of ($0.71) in the second quarter of 2015, excluding the goodwill impairment
●	Backlog was $98 million as of June 30, 2016 compared to $114 million as of March 31, 2016 and $109 million as of June 30, 2015
●	On July 12, the Company announced plans to close and sell its Denver Water Transmission plant, reducing approximately 20% of its Water Transmission production capacity

VANCOUVER, WA – 08/02/2016– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended June 30, 2016. The Company will broadcast its second quarter 2016 earnings conference call on Wednesday, August 3, 2016, at 8:00 am PDT.

Second Quarter 2016 Results

Net sales for the quarter ended June 30, 2016 decreased 21.9% to $42.1 million compared to $53.8 million for the quarter ended June 30, 2015. Gross loss was $2.2 million (negative 5.1% of net sales) in the second quarter of 2016, as compared to $2.6 million (negative 4.8% of net sales) in the second quarter of 2015. Net loss for the second quarter of 2016 was $6.2 million or $0.65 per diluted share compared to $12.1 million or $1.26 per diluted share for the second quarter of 2015. The Company recorded a non-cash goodwill impairment charge of $5.3 million in the second quarter of 2015. Excluding that charge, the adjusted net loss was $6.8 million or $0.71 per diluted share.

Water Transmission sales increased 3.5% to $39.8 million in the second quarter of 2016 from $38.4 million in the second quarter of 2015.  The increase in net sales was the result of a 123% increase in tons produced which was significantly offset by a 54% decrease in selling price per ton. Selling prices decreased due to lower steel costs combined with a change in product mix and increased competition. Water Transmission had a segment gross loss of $1.3 million (negative 3.2% of segment net sales) in the second quarter of 2016 compared to a gross profit of $1.3 million (3.3% of segment net sales) in the second quarter of 2015.  Water Transmission gross profit decreased due to increased competition which has resulted in lower selling prices realized in water transmission projects.

Tubular Products sales decreased 85.2% to $2.3 million in the second quarter of 2016 from $15.4 million in the second quarter of 2015. The Tubular Products segment had a gross loss of $0.9 million in the second quarter of 2016 compared to $3.8 million in the second quarter of 2015. The Company idled Tubular Products production in January 2016 and in the second quarter sold and shipped all remaining inventory.

As of June 30, 2016, the backlog of orders in the Water Transmission segment was approximately $98 million. This compared to a backlog of $114 million as of March 31, 2016 and $109 million as of June 30, 2015. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Outlook

“We continue to see an improving bid environment as well as increased market demand. Second half 2016 bidding levels will be significantly higher than the first half. However, recent increases in market production capacity will make market recovery more gradual than we've seen historically and will slow the translation of improved conditions into improved results,” said Scott Montross, President and Chief Executive Officer of the Company.

Conference Call

The Company will hold its first quarter 2016 earnings conference call on Wednesday, August 3, 2016 at 8:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Wednesday, August 31, 2016 by dialing 1-888-925-0147 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, tunnels, and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting adjusted net loss and adjusted loss per diluted share which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6250

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales:
Water transmission	$39,775	$38,445	$69,133	$94,687
Tubular products	2,286	15,401	6,856	44,024
Net sales	42,061	53,846	75,989	138,711

Cost of sales:
Water transmission	41,047	37,190	76,155	85,913
Tubular products	3,176	19,249	7,433	51,500
Total cost of sales	44,223	56,439	83,588	137,413

Gross profit (loss):
Water transmission	(1,272)	1,255	(7,022)	8,774
Tubular products	(890)	(3,848)	(577)	(7,476)
Total gross profit (loss)	(2,162)	(2,593)	(7,599)	1,298

Selling, general and administrative expense	4,091	5,452	8,690	12,426
Impairment of water transmission goodwill	-	5,282	-	5,282

Operating loss:
Water transmission	(2,648)	(5,815)	(9,904)	(182)
Tubular products	(1,002)	(4,254)	(898)	(8,871)
Corporate	(2,603)	(3,258)	(5,487)	(7,357)
Operating loss	(6,253)	(13,327)	(16,289)	(16,410)

Other income (expense)	(4)	14	35	58
Interest income	3	81	3	163
Interest expense	(119)	(286)	(237)	(703)
Loss before income taxes	(6,373)	(13,518)	(16,488)	(16,892)
Income tax benefit	(131)	(1,439)	(663)	(2,712)
Net loss	$(6,242)	$(12,079)	$(15,825)	$(14,180)

Basic and diluted loss per share	$(0.65)	$(1.26)	$(1.65)	$(1.48)

Basic and diluted shares used in per share calculations	9,580	9,557	9,576	9,555

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$9,065	$10,309
Trade and other receivables, net	16,835	27,567
Costs and estimated earnings in excess of billings on uncompleted contracts	47,894	42,592
Inventories	25,542	29,475
Assets held for sale	6,607	-
Other current assets	1,470	5,336
Total current assets	107,413	115,279
Property and equipment, net	121,568	131,848
Other assets	11,800	12,253
Total assets	$240,781	$259,380

Liabilities:
Current portion of capital lease obligations	384	$340
Accounts payable	4,976	4,739
Accrued liabilities	14,271	15,971
Billings in excess of cost and estimated earnings on uncompleted contracts	929	520
Total current liabilities	20,560	21,570
Capital leases obligations, less current portion	739	718
Other long-term liabilities	17,794	19,532
Total liabilities	39,093	41,820

Stockholders' equity	201,688	217,560
Total liabilities and stockholders' equity	$240,781	$259,380